CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Checkpoint Systems, Inc. on Form S-3 (File No. 333-1085) of our report dated March 11, 1996, on our audits of the consolidated financial statements and financial statement schedule of Checkpoint Systems, Inc. as of December 31, 1995 and December 25, 1994, and for each of the three years in the period ended December 31, 1995, which report is included in the 1995 Annual Report of Checkpoint Systems, Inc. on Form 10-K. We also consent to the reference to our firm under the caption "Experts."



Coopers & Lybrand L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania
April 9, 1996